Exhibit 99.1

For Immediate Release	Contact:	Mary Gentry, ScanSource, Inc.
January 12, 2012		864.286.4892
		mary.gentry@scansource.com

SCANSOURCE ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

Cleys to remain CFO until successor is named

GREENVILLE, SC – ScanSource, Inc., (NASDAQ: SCSC), the leading international value-added distributor of specialty technology products, announced today that Richard P. Cleys, chief financial officer, advised the company of his intent to retire. Mr. Cleys will remain with the Company until a successor can be named. Mr. Cleys has served as the Company’s Vice President and CFO since 2002.

“Rich has been an important part of ScanSource’s growth and success for nine years, and we greatly appreciate his contributions to the Company,” said Mike Baur, chief executive officer, ScanSource, Inc. “We hope Rich enjoys his retirement and future business and charitable endeavors. We thank him for his years of service to the Company and wish him and his family all the best.”

“I am proud of the development of our team and our financial systems during the time I’ve worked at ScanSource,” said Mr. Cleys. “It has been exciting to be a contributor to ScanSource’s growth both financially and internationally, as we have grown to our present economic strength and strategic position. I look forward to assisting the Company during this transition period until a new CFO is appointed and am excited about the next stage in my personal life.”

The Company will immediately commence a search for a CFO with significant distribution experience, as well as, strong international capabilities to serve as Mr. Cleys’ replacement.

For more information about ScanSource, Inc., please visit www.scansourceinc.com.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ: SCSC} is the leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.

ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the US, and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #839 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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